Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Mark Desky

(312) 604-5470

mdesky@inwk.com

InnerWorkings Appoints Two New Board Members

Chicago, IL, August 28, 2008 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions to corporate clients, today announced that Charles K. Bobrinskoy and Eric P. Lefkofsky have been appointed to its Board of Directors, effective September 2, 2008.

“Charlie and Eric’s backgrounds will augment the considerable management experience of our current Board,” said John R. Walter, Chairman of InnerWorkings. “Charlie’s strong domestic and international financial experience coupled with Eric’s entrepreneurial acumen and background in launching successful technology-driven companies, including InnerWorkings, will help us guide the Company to its next level of growth.”

Mr. Bobrinskoy is currently Vice Chairman, Director of Research at Ariel Investments. Additionally, he is a Co-Portfolio Manager of Ariel Focus Fund, a concentrated portfolio investing in mid-to-large cap companies. Prior to Ariel, Mr. Bobrinskoy spent 21 years as an investment banker at Salomon Brothers and its successor company, Citigroup, where he held many leadership positions, most recently Managing Director and Head of North American Investment Banking Branch Offices. In addition to his work at Ariel, Mr. Bobrinskoy serves on the boards of the Museum of Science and Industry, La Rabida Children’s Foundation, the Big Shoulders Fund, the Juvenile Protective Association and Duke University’s Library Board. He holds a bachelor’s degree from Duke University and a Masters in Business Administration from the University of Chicago.

Mr. Lefkofsky is a founder of InnerWorkings. He is currently the President of Blue Media, LLC, a Chicago-based private equity and consulting firm focused on applied technology. He is also a founder and director of several other firms, including Echo Global Logistics, Inc., a technology-enabled transportation and logistics outsourcing firm; MediaBank, LLC, a leading provider of integrated media procurement technology; and ThePoint, Inc., an online collective action website. Mr. Lefkofsky serves on the board of directors of Children’s Memorial Hospital, the board of trustees of the Steppenwolf Theatre and the board of governors of The Art

Institute of Chicago. He is also a member of the Chicago 2016 Olympic Committee. Mr. Lefkofsky is the author of Accelerated Disruption and a guest professor at Northwestern University’s Kellogg Graduate School of Management. Mr. Lefkofsky holds a bachelor’s degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent Form 10-K we filed with the SEC.